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                                                               EXHIBIT 10(b)

                          STONE CONTAINER CORPORATION

                     DIRECTORS' DEFERRED COMPENSATION PLAN


          1. PURPOSE. The purpose of the Stone Container Corporation Directors' Deferred Compensation Plan (this "Plan") is to permit members of the Board of Directors (the "Board") of Stone Container Corporation, a Delaware corporation (the "Company"), to defer receipt of all or a portion of their annual retainers and/or meeting fees.

          2. PARTICIPATION. (a) ELIGIBILITY. Each person who on the first day of any "Retainer Year" (as defined below), is a member of the Board (a "Director") shall be eligible to participate in this Plan. A "Retainer Year" is each 12-month period beginning on January 1 and ending on December 31 of each year until the termination of this Plan pursuant to Section 13 hereof.

          (b) ELECTIONS. Each Director who is eligible to participate in this Plan for a Retainer Year may file an election to defer for such Retainer Year the receipt of all or any portion of the (i) annual cash retainer, (ii) annual stock retainer, (iii) Board meeting fees and (iv) committee meeting fees, in each case, payable to such Director during such Retainer Year. Each deferral election made hereunder shall be on a form provided by the Company and filed with the Secretary of the Company not later than the day immediately preceding the first day of such Retainer Year. Any such election to defer may not be revoked or changed by the Director with respect to such Retainer Year, and shall remain effective for each succeeding Retainer Year unless revoked or changed by the Director with respect to a succeeding Retainer Year prior to the commencement of such succeeding Retainer Year.

          3. DEFERRED ACCOUNTS. The Company shall establish on its books a Deferred Interest Account and/or a Deferred Phantom Stock Account (individually, a "Deferred Account" and collectively, "Deferred Accounts") in the name and on behalf of each Director who makes a deferral election pursuant to Section 2 hereof. Such Deferral Accounts shall be for bookkeeping purposes only and shall not represent any interest in any assets of the Company.

          (a) DEFERRED INTEREST ACCOUNT. A Deferred Interest Account established on behalf of a Director shall be credited with the amount of the annual cash retainer, Board meeting fees and/or committee meeting fees specified in the Director's election pursuant to Section 2 hereof to be deferred and credited to the Deferred Interest Account as of the date on which such amounts would have been paid to such Director but for such election.

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          (b)  DEFERRED PHANTOM STOCK ACCOUNT.  A Deferred Phantom Stock
Account established on behalf of a Director shall be credited with the amount of the annual stock retainer specified in the Director's election pursuant to
Section 2 hereof to be deferred as of the date on which such stock retainer would have been paid to such Director but for such election. The number of phantom stock units which shall be credited to the Deferred Phantom Stock Account in respect of such deferred annual stock retainer shall be equal to the number of shares of common stock of the Company ("Common Stock") which is deferred pursuant to such election. In addition, such Deferred Phantom Stock Account shall be credited with the amount of the annual cash retainer, Board meeting fees and/or committee meeting fees specified in the Director's election pursuant to Section 2 hereof to be deferred and credited to the Deferred Phantom Stock Account as of the end of each calendar quarter or as of such other date on which such retainer or fees would have been paid to such Director but for such election. The number of phantom stock units which shall be credited to the Deferred Phantom Stock Account in respect of such deferred annual cash retainer, Board meeting fees and/or committee meeting fees shall be equal to the amount of such cash retainer and/or fees which is deferred pursuant to such election, divided by the Fair Market Value (as defined below) of a share of Common Stock as of the end of each calendar quarter or as of such other date on which such retainer or fees would have been paid to such Director but for such election. For purposes of this Plan, "Fair Market Value" shall mean the closing price of a share of Common Stock on the date of the determination thereof, as reported in THE WALL STREET JOURNAL as New York Stock Exchange Composite Transactions.

          (c) ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the number of phantom stock units then credited to Deferred Phantom Stock Accounts under this Plan shall be appropriately adjusted by the Committee, such adjustment to be made without a change in the aggregate value of such phantom stock units.

          4. EARNINGS ON DEFERRED ACCOUNTS. (a) EARNINGS ON DEFERRED INTEREST ACCOUNTS. As of the close of each calendar quarter, the Company shall credit to each Deferred Interest Account established on its books pursuant to
Section 3 of this Plan an amount representing interest on the balance of such account. The amount of such interest shall be calculated using a rate equal to the weighted average rate of interest, calculated on a daily basis, payable by the Company for money borrowed from banks for such quarter. Notwithstanding the foregoing, if the balance

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of a Director's Deferred Interest Account becomes payable prior to the last day of a calendar quarter, such account shall be credited with interest at the rate described above for the period between the last day of the immediately preceding quarter and the payment date.

          (b) EARNINGS ON DEFERRED PHANTOM STOCK ACCOUNTS. As of each date on which dividends are paid on the shares of Common Stock, the Company shall credit to each Deferred Phantom Stock Account established on its books pursuant to Section 3 of this Plan additional phantom stock units, the number of which shall be determined by multiplying the amount of such dividend per share of Common Stock by the number of phantom stock units then credited to such account, and dividing the product thereof by the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

          5. VESTING. Amounts credited to Deferred Accounts pursuant to the terms of this Plan shall be fully vested and not subject to forfeiture for any reason.

          6. TRANSFERS BETWEEN DEFERRED ACCOUNTS. A Director may, by written election delivered to the Secretary of the Company, transfer all or any portion of the amount credited to his or her Deferred Interest Account to his or her Deferred Phantom Stock Account, or transfer all or any portion of the amount credited to his or her Deferred Phantom Stock Account to his or her Deferred Interest Account, provided that no such election shall be made which would subject a Director to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

          7. DISTRIBUTIONS. (a) GENERAL. At such time as a Director shall make a deferral election pursuant to Section 2(b) of this Plan, such Director shall designate that the balance of his or her Deferred Accounts shall be distributed in (i) a lump sum, (ii) five annual installments or (iii) 10 annual installments, with such lump sum or the first of such installments, as the case may be, being paid on the first business day of the calendar year following the calendar year in which such Director ceases to be a member of the Board. Notwithstanding the foregoing, a Director may change such payment designation to a different designation set forth in clause (i), (ii) or (iii) of the preceding sentence by written direction to the Secretary of the Company prior to the beginning of the calendar year in which such payment would otherwise be made. All distributions pursuant to this Plan shall be made in cash. Deferred Accounts shall continue to be credited with earnings in accordance with Section 4 of this Plan during any period of distribution of installment payments. If a Director shall cease to be a member of the Board on account of such Director's death or if a Director shall die during any period in which installment distributions are being made to such Director, the balance of the Director's Deferred

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Accounts shall be distributed as soon as practicable thereafter to the
Director's beneficiary in accordance with Section 8 hereof.

          (b) ALTERNATE DISTRIBUTEES. Any distribution in respect of a person who at the time of payment is under legal disability or who is, in the judgment of the Committee (as defined in Section 11 hereof), unable to care for his or her affairs because of illness or accident, may be made to the spouse or any child or personal representative of such person, or to any other individual or entity deemed by the Company to have incurred expenses for such person. Any such distribution shall constitute a complete discharge of the Company's obligation to make such distribution pursuant to this Plan.

          (c) CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, immediately following a "Change in Control" as defined in the Restated Stone Container Corporation 1995 Long-Term Incentive Plan (the "Long-Term Incentive Plan"), each Director shall be entitled to receive a lump sum distribution equal to the entire balance of the Director's Deferred Accounts as of the date of such Change in Control.

          8. BENEFICIARIES. Each Director for whom a Deferred Account is maintained under this Plan shall have the right to designate a beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt by the Secretary of the Company. If no designated beneficiary survives the Director, the Committee shall direct that the distribution of such Director's Deferred Accounts be made to such Director's estate.

          9. UNFUNDED STATUS. The Company's obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Director shall have any right to any specific assets of the Company. Neither the Company nor the Committee shall be required to segregate any assets that may at any time be represented by the amounts credited to Deferred Accounts hereunder. Neither the Company nor the Committee shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to this Plan. No liability or obligation of the Company pursuant to this Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Company or any affiliate of the Company.

          10. NONASSIGNABILITY. No amount deferred under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of any Director or any beneficiary, and any attempt to transfer or encumber the same shall be void.

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          11.  ADMINISTRATION.  This Plan shall be administered by the committee designated by the Board to administer the Long-Term Incentive Plan (the "Committee"). The Committee shall have full power and authority to interpret, construe and administer this Plan. The Committee's interpretation and construction hereof, and actions hereunder, or the amount or recipient of any distribution to be made hereunder, shall be binding and conclusive on all persons for all purposes. The Committee may delegate to any officer or employee of the Company the duty to act for the Committee hereunder. Neither the Committee or any member thereof, nor any officer or employee of the Company, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee and the officers and employees of the Company shall be entitled to indemnification by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law. The expenses of administering this Plan shall not be charged against this Plan.

          12. AMENDMENT. The Board may, in its sole discretion and without the consent of any Director (acting in his or her capacity as a participant in this Plan) or beneficiary, amend this Plan at any time; PROVIDED, HOWEVER, that no amendment shall reduce the amount credited prior to such amendment to the Deferred Account of any Director under this Plan.

          13. TERMINATION. The Board may, in its sole discretion and without the consent of any Director (acting in his or her capacity as a participant in this Plan) or beneficiary, terminate this Plan at any time by giving written notice thereof to each Director who is a participant hereunder. All amounts distributable under this Plan shall be paid to the persons entitled thereto at such time and in such manner as the Company shall determine, but not later than the date on which distributions would have been made had this Plan not been terminated.

          14. SUCCESSORS AND ASSIGNS. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns, and each Director who is a participant in this Plan and his or her beneficiaries and successors.

     15. GOVERNING LAW. This Plan shall be interpreted and construed in accordance with the internal laws of the State of Illinois, without regard to principles of conflicts of law.